Exhibit 10.7

Avid Technology, Inc.

Notice of Grant of Restricted Stock Units to Outside Directors under Amended and Restated 2005 Stock Incentive Plan

[NAME]

Dear ___________,

This notice (the “Notice”) evidences the grant by Avid Technology, Inc. (the “Company”) on _________________ (the “Grant Date”) to you (the “Participant”) of ________ restricted stock units of the Company (the “RSUs”) under the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share of the Company (“Common Stock”). The shares of Common Stock that are issuable upon vesting of the RSUs are referred to herein as “Shares.” The RSUs and the Shares are subject to the attached terms and conditions and the Plan. The Participant may obtain electronic copies of the Plan and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the terms and conditions. The Notice, the terms and conditions, and the Plan, together constitute the complete agreement between the Participant and the Company regarding the RSUs and the Shares.

The RSUs will vest as set forth in the following schedule, and will become fully vested on the last date shown.

RSUs	Vesting Date

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address:

Avid Technology, Inc.

Grant of Restricted Stock Units

Terms and Conditions

1.         Grant of Restricted Stock Units. The Company shall grant to the Participant, subject to these terms and conditions, the attached Notice and the Plan, the number of RSUs identified in the Notice. Each RSU represents the right to receive one share of Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

2.         Vesting; Forfeiture.

(a)         The RSUs shall vest as set forth in the Notice. Except as provided in Section 2(b), in the event that the Participant ceases to serve as a director, officer or employee of, or consultant or advisor to, the Company for any reason or no reason prior to the final vesting date of the RSUs, vesting shall cease and the Participant will have no rights with respect to any RSUs that have not then vested.

(b)        If, prior to the final vesting date of the RSUs, the Participant dies, becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), retires following at least 10 years of service as a member of the Company’s Board of Directors (the “Board”) or reaches mandatory retirement age, then the RSUs shall continue to vest through the final vesting date notwithstanding that the Participant ceases to serve as a director, officer, or employee of, or consultant or advisor to, the Company. For purposes of this Section 2(b), “mandatory retirement age” shall mean the age of the Participant at the time the Participant is no longer eligible to stand for re-election to the Board as set forth in the Company’s Corporate Governance Guidelines. Notwithstanding the above, if the Participant, prior to such final vesting date, breaches (as determined by the Company in its sole discretion) his or her confidentiality obligations to the Company, vesting shall immediately cease and the Participant will have no rights with respect to any RSUs that have not vested as of the date of the breach.

3.         Distribution of Shares. The Company shall not be obligated to issue to the Participant any Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities and tax laws and the requirements of any stock exchange upon which the Shares may then be listed.

4.         Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.         Dividend and Other Shareholder Rights. Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Tax Matters.

(a)       No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant satisfies any federal, state or local tax obligation required by law to be paid with respect to this award.

(b)       The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this award.

7.	Miscellaneous.

(a)      Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)     Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)      Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4.

(d)     Waiver. Any provision for the benefit of the Company contained in these terms and conditions may be waived, either generally or in any particular instance, by the Board.

(e)      Entire Agreement. These terms and conditions, the Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(f)      Amendment. These terms and conditions may only be amended or modified in accordance with the Plan.